Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         WORLD FUEL SERVICES CORPORATION



         1. The name of the corporation is World Fuel Services Corporation (the "Corporation").

         2. The Corporation's Board of Directors approved a division of its common stock, $.01 par value per share (the "Common Stock"), and these Articles of Amendment at a meeting held on November 17, 2009. Pursuant to Section
607.10025 of the Florida Business Corporation Act, no shareholder approval is necessary to effectuate the division or these Articles of Amendment.

         3. Neither the division nor the Articles of Amendment will adversely affect the rights or preferences of the holders of outstanding shares of any class or series and neither will result in the percentage of authorized shares that remain unissued after the division or Articles of Amendment exceeding the percentage of authorized shares that were unissued before the division or Articles of Amendment.

         4. The Corporation will divide each of its shares of Common Stock outstanding as of November 30, 2009 into two shares of Common Stock.

         5. In connection with the division, the Corporation hereby amends
Article IV(A) of the Restated Articles of Incorporation of the Corporation to read as follows:

                           "ARTICLE IV - CAPITAL STOCK

         A. Common Stock: The Corporation is authorized to issue 100,000,000 shares of one cent ($.01) par value common stock, which shall be designated "Common Stock." Except as provided by Section B hereof or otherwise by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock."

         6. The division will become effective December 7, 2009.

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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed by a duly authorized officer as of November 17, 2009.

                                      WORLD FUEL SERVICES
                                      CORPORATION


                                       By:       /s/ Michael J. Kasbar
                                           -------------------------------------
                                                Michael J. Kasbar
                                                President and Chief Operating
                                                Officer